Exhibit 99.1

Purchase, New York         Telephone: 914-253-2000         www.pepsico.com

Contacts:	Investor	Media
	Jamie Caulfield	Jeff Dahncke
	Senior Vice President, Investor Relations	Senior Director, Media Bureau
	914-253-3035	914-253-3941
	jamie.caulfield@pepsico.com	jeff.dahncke@pepsico.com

PepsiCo Announces New Global Structure and Leadership

To Drive Continued Growth

Appoints Brian Cornell CEO, PepsiCo Americas Foods

Names John Compton President, PepsiCo

PURCHASE, N.Y., March 12, 2012 – PepsiCo, Inc. (NYSE: PEP) today announced a new global structure and strengthened management team — important steps in PepsiCo’s move to become a fully integrated, global food and beverage company. In the new structure, while the regions retain ownership of the P&L, PepsiCo’s global groups will work across the regions to fully leverage the power and scale of the company. Consistent with this shift, PepsiCo announced the following leadership changes, effective immediately:

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•	Former PepsiCo executive Brian Cornell has rejoined the company as CEO, PepsiCo Americas Foods. Cornell most recently was President and CEO, Sam’s Club, a division of Wal-Mart Stores, Inc.

•	Current PepsiCo Americas Foods CEO John Compton has been named to a new position – President, PepsiCo.

“Today marks an important and essential step in PepsiCo’s journey to continue to deliver sustainable growth,” said PepsiCo Chairman and CEO Indra K. Nooyi. “John and Brian are superb executives and will both contribute enormously in their new roles to ensure that we compete effectively and efficiently in the global marketplace.”

Adding Depth to world-class management team with Cornell

As CEO, PepsiCo Americas Foods, Cornell will report to Nooyi and be responsible for Frito-Lay North America, Quaker Foods & Snacks North America, PepsiCo Mexico, South America Foods, PepsiCo customer teams and all Power of One activities within the Americas.

Cornell has more than 30 years of experience in consumer products marketing and general management. Most recently, he was president and CEO of Sam’s Club, a highly successful division of Wal-Mart Stores, Inc., where he introduced expanded product offerings and renovated stores throughout the United States. Sam’s Club delivered outstanding business results during Cornell’s three-year tenure as CEO. Prior to Sam’s Club, he held a variety of senior leadership positions. He was CEO and led a turnaround at Michaels, the largest specialty retailer of arts and crafts in North America, and executive vice president and chief marketing officer for Safeway, where he was responsible for the company’s marketing, merchandising, manufacturing and distribution operations. Previously, Cornell held general management positions at PepsiCo, including president of Tropicana, president of PepsiCo beverages for Europe and Africa, and president of PepsiCo North America Foodservice.

“Brian’s strategic vision and deep experience across several industries provide a unique perspective to our senior leadership team,” said Nooyi. “He has successfully led transformational agendas at his assignments at Sam’s Club and Safeway and is well-versed in what it takes to be a senior executive of a large public company. We look forward to his contributions and welcome him back to the PepsiCo family.”

“I could not be happier about my decision to return to PepsiCo and to join Indra’s management team,” said Cornell. “The passion PepsiCo’s people have for the brands and the company is truly special. I look forward to leveraging my retail operating experience to meet the future needs of PepsiCo’s consumers, customers and shareholders. I’m also pleased to be coming back to Purchase, my family and friends in the Northeast and a portfolio of brands that have been an important part of my career.”

Creating a new executive position—President, PepsiCo

As President, Compton will continue to report to Nooyi and assume responsibility for all of PepsiCo’s existing global category groups (Global Beverages, Global Snacks and Global Nutrition), Global Operations (IT, Global Procurement, Supply Chain and Productivity), Global Marketing Services and Corporate Strategy.

Working with the regional sectors, Compton will be responsible for driving breakthrough innovation, and brand building while looking for ways to significantly reduce the overall cost structure of the company.

“This executive position will serve as a key driver for our long-term growth strategy,” said Nooyi. “A 28-year PepsiCo veteran, John brings a unique insight to this critical role. I have absolute confidence in John’s ability to work productively with the sector CEOs to bring about a step-change for PepsiCo’s growth and profitability.”

“I look forward to delivering on PepsiCo’s growth agenda by taking our successful business model to a new, more cooperative and leveraged level,” said Compton. “By working more collaboratively and efficiently across our global businesses, we have the opportunity to elevate our brands, innovate for new global platforms, quickly lift and shift the best ideas around the world, build world-class systems and accelerate our productivity agenda.”

Europe, AMEA, PepsiCo Americas Beverages, R&D

The following key operating senior executive positions remain unchanged in reporting to Nooyi: Zein Abdalla, CEO of PepsiCo Europe; Saad Abdul-Latif, CEO of PepsiCo Asia, Middle East & Africa (AMEA); Al Carey, CEO of PepsiCo Americas Beverages; and Mehmood Khan, chief scientific officer for global R&D.

About PepsiCo

PepsiCo is a global food and beverage leader with net revenues of more than $65 billion and a product portfolio that includes 22 brands that generate more than $1 billion each in annual retail sales. Our main businesses – Quaker, Tropicana, Gatorade, Frito-Lay and Pepsi-Cola – make hundreds of enjoyable foods and beverages that are loved throughout the world. PepsiCo’s people are united by our unique commitment to sustainable growth by investing in a healthier future for people and our planet, which we believe also means a more successful future for PepsiCo. We call this commitment Performance with Purpose: PepsiCo’s promise to provide a wide range of foods and beverages for local tastes; to find innovative ways to minimize our impact on the environment by conserving energy and water and reducing packaging volume; to provide a great workplace for our associates; and to respect, support and invest in the local communities where we operate. For more information, please visit www.pepsico.com.

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